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                                                                  Exhibit 12.2

TANISYS TECHNOLOGY, INC.

               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                FOR THE THREE MONTHS ENDED DECEMBER 31, 1996


Month                              Shares Outstanding at Month End
-----                              -------------------------------
Sept 96                                        15,978,537
Oct 96                                         15,978,537
Nov 96                                         16,070,773
Dec 96                                         16,626,655
                                              -----------
4 month total                                  64,654,502

Weighted Average Shares                        16,163,626

Net Loss                                      $(2,137,485)

Loss per Weighted Average Shares              $      (.13)